Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw
	Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER

AND THE FULL YEAR OF 2010

Riverhead, New York, January 18, 2011 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the fourth quarter and full year of 2010. Earnings-per-share were $0.41, a decrease of 24.1 percent from $0.54 during the comparable period of 2009. Net income was $4,008,000, down 22.2 percent from $5,153,000 during the same quarter last year. Earnings-per-share for the year to date were $1.56, down 33.6 percent from $2.35 a year ago. Net income for the year was $15,020,000, down 33.4 percent from $22,548,000 posted during 2009. A detailed financial summary follows the text.

Key reasons for the changes in performance include the following:

Decrease in net income quarter to comparable quarter of 2009:

•	Increase in provision for loan losses of $1,225,000

•

Increased non-interest expense of $1,237,000, including foreclosed real estate (“OREO”) expense of $882,000 and legal, consulting, and other costs of approximately $500,000 to comply with formal agreement between banking subsidiary and primary regulator

•	Increase in provision for loan losses and increase in non-interest expense were offset by a lower tax provision than for the same period of 2009

Decrease in net income year to year:

•	Increase in provision for loan losses of $12,670,000

•

Increase in non interest expense of $2,299,000, including OREO expense of $882,000 and legal, consulting, and other costs of approximately $500,000 to comply with formal agreement, increased legal fees for collection of loans forced-placed insurance for properties securing loans, real estate taxes paid for delinquent borrowers, and increased expense for advertising

•	Increase in provision for loan losses and increases in non-interest expense were offset by a lower tax provision than for 2009

J. Gordon Huszagh, President and Chief Executive Officer remarked, “Despite the decline in net income for the quarter and the year, Suffolk Bancorp’s financial performance continues to compare favorably to its peer group. Return on average equity was 10.61 percent for the quarter and 10.46 percent for the year, below our historic norms, but far above the average of 2.71 percent for our peer group at the end of the third quarter, the most recent period for which peer information is available. Return on average assets was 0.96 percent for the quarter and 0.88 percent for the year, again well above the peer average of 0.32 percent. Our net interest margin was 5.01 percent and 5.05 percent respectively, still among the widest in the industry owing to the continuing low cost of funds. We increased our total risk-based capital ratio to 13.22 percent at December 31, 2010 from 12.82 percent at September 30, 2010 and 11.73 percent at December 31, 2009.”

PRESS RELEASE January 18, 2011 Page 2 of 5

Mr. Huszagh went on to say, “While our provision for loan losses increased 296.4 percent year over year, it has trended downward slightly over the course of the year. For the fourth quarter of 2010, it amounted to $2.5 million, down from $2.6 million for the third quarter, itself down from $2.9 million for the second quarter, which was down from $8.9 million during the first quarter of 2010. Given ongoing uncertainty about the timing and extent of economic recovery in our service area, we cannot promise that this trend will continue. Nonetheless, we strive to manage our loan portfolio as effectively as possible, doing everything we can to strengthen our relationships with our customers. Loans secured by commercial real estate have increased by 15.5 percent year over year. However, those increases were offset by a 36.6 percent decrease in real estate construction loans as the projects securing those loans are completed, move into permanent financing, and begin to generate their intended cash flows. The actual net increase in those two categories combined is 1.82 percent, including some new business.”

He continued, “As I have for several periods now, I would like to provide additional information regarding the quality of our assets. Non-performing assets amounted to $42,732,000 (including foreclosed real estate of $7,549,000), or 3.79 percent of total loans and foreclosed real estate at December 31, 2010; up from $29,372,000, or 2.53 percent at this time last year. This continues to compare favorably to the average of our peer group, which was 5.15 percent at September 30, 2010, the most recent period for which information is available. The actual exposure that presents to Suffolk is as follows: of the $35,183,000 of non-performing loans, $32,637,000 is secured by collateral valued at about $50,542,000 having a cumulative loan-to-value of approximately 65 percent. The unsecured portion of $2,546,000 amounts to 23 basis points (23/10,000ths) of net loans at quarter end. I am pleased also to report that the credit of $7,765,000 to one borrower, previously disclosed, has been removed from non-accrual status after continued performance in accordance with its terms.”

Mr. Huszagh continued, “On another matter, the staff at SCNB has worked diligently to address all articles of the agreement between the Suffolk County National Bank (“SCNB”) and the Office of the Comptroller of the Currency (“OCC”), signed on October 25, 2010. SCNB believes that it has submitted the information required by the agreement on a timely basis. We look forward to working with the OCC to comply fully with the agreement as soon as possible.”

Mr. Huszagh concluded, “We believe that economic improvement on “Main Street” will be at a pace slower than we had all hoped for, and it will require considerable financial discipline on the part of individuals and businesses until there is clear evidence of recovery. This has been a challenging year, not alone for those of us here at Suffolk Bancorp, but for our customers and the communities we serve. That said, we feel rewarded in our efforts to remain profitable in difficult times.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through SCNB, a full-service commercial bank headquartered in Riverhead, New York. Organized in 1890, SCNB has 30 offices in Suffolk County, New York.

(Information regarding Suffolk Bancorp’s peer group was drawn from Federal Financial Institutions Examination Council - Uniform Bank Performance Report as of September 30, 2010 - Insured commercial banks having assets between $1 billion and $3 billion.)

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by us to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; and the potential that net charge-offs are higher than expected. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

PRESS RELEASE January 18, 2011 Page 3 of 5

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	4th Qtr 2010	4th Qtr 2009	Change	YTD 2010	YTD 2009	Change

EARNINGS
Earnings-Per-Share - Basic	$0.41	$0.54	(24.1%)	$1.56	$2.35	(33.6%)
Cash Dividends-Per-Share	0.15	0.22	(31.8%)	0.81	0.88	(8.0%)
Net Income	4,008	5,153	(22.2%)	15,020	22,548	(33.4%)
Net Interest Income	18,635	18,814	(1.0%)	76,592	74,336	3.0%

AVERAGE BALANCES
Average Assets	$1,672,174	$1,680,870	(0.5%)	$1,702,384	$1,662,426	2.4%
Average Net Loans	1,101,736	1,113,437	(1.1%)	1,129,917	1,107,294	2.0%
Average Investment Securities	439,053	470,495	(6.7%)	456,366	440,223	3.7%
Average Interest-Earning Assets	1,540,789	1,588,251	(3.0%)	1,586,283	1,562,687	1.5%
Average Deposits	1,443,024	1,409,597	2.4%	1,430,738	1,371,251	4.3%
Average Borrowings	41,907	104,375	(59.8%)	93,166	131,986	(29.4%)
Average Interest -Bearing Liabilities	950,419	1,010,494	(5.9%)	1,019,223	1,024,352	(0.5%)
Average Equity	151,166	132,079	14.5%	143,590	123,205	16.5%

RATIOS
Return on Average Equity	10.61%	15.61%	(32.0%)	10.46%	18.30%	(42.8%)
Return on Average Assets	0.96%	1.23%	(22.0%)	0.88%	1.36%	(35.3%)
Average Equity/Assets	9.04%	7.86%	14.6%	8.43%	7.41%	13.8%
Net Interest Margin (FTE)	5.01%	4.98%	0.6%	5.05%	4.99%	1.2%
Efficiency Ratio	63.43%	58.20%	9.0%	58.40%	57.11%	2.3%
Tier 1 Leverage Ratio Dec. 31	8.79%	8.21%	7.1%
Tier 1 Risk-based Capital Ratio Dec. 31	11.96%	10.74%	11.4%
Total Risk-based Capital Ratio Dec. 31	13.22%	11.73%	12.7%

ASSET QUALITY
during period:
Net Charge-offs	$3,176	$659	381.9%	$8,040	$993	709.7%
Net Charge-offs/Average Net Loans (annualized)	1.15%	0.24%	379.2%	0.71%	0.09%	688.9%
at end of period:
Loans Not Accruing Interest & Loans 90 Days Past Due	$35,183	$19,297	82.3%
Restructured Loans Past Due 90 Days	—	10,075	(100.0%)
Total Non-performing Loans	35,183	29,372	19.8%
Foreclosed Real Estate (“OREO”)	7,549	—	100.0%
Total Non-performing Assets	42,732	29,372	45.5%
Allowance/Non-performing Loans	60.51%	41.99%	44.1%
Allowance/Loans, Net of Discount	1.90%	1.06%	79.2%
Net Loans/Deposits	78.35%	82.87%	(5.5%)

EQUITY
Shares Outstanding	9,692,312	9,615,494	0.8%
Common Equity	$145,584	$137,171	6.1%
Book Value Per Common Share	15.02	14.27	5.3%
Tangible Common Equity	144,770	136,357	6.2%
Tangible Book Value Per Common Share	14.94	14.18	5.4%

LOAN DISTRIBUTION
at end of period:
Commercial, Financial & Agricultural Loans	$252,334	$259,565	(2.8%)
Commercial Real Estate Mortgages	433,737	375,652	15.5%
Real Estate - Construction Loans	84,589	133,431	(36.6%)
Residential Mortgages (1st and 2nd Liens)	195,993	214,501	(8.6%)
Home Equity Loans	84,696	82,808	2.3%
Consumer Loans	67,814	80,352	(15.6%)
Other Loans	1,127	14,070	(92.0%)

Total Loans (Net of Unearned Discounts)	$1,120,290	$1,160,379	(3.5%)

PRESS RELEASE January 18, 2011 Page 4 of 5

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share and per share data)

	December 31,
	2010	2009	Change
ASSETS
Cash & Due From Banks	$41,149	$37,007	11.2%
Federal Reserve Bank Stock	652	652	0.0%
Federal Home Loan Bank Stock	3,531	8,346	(57.7%)
Investment Securities:
Available for Sale, at Fair Value	396,670	437,000	(9.2%)
Obligations of States & Political Subdivisions, Held to Maturity	9,936	9,243	7.5%
Corporate Bonds & Other Securities	80	100	(20.0%)

Total Investment Securities	406,686	446,343	(8.9%)

Total Loans	1,120,290	1,160,379	(3.5%)
Allowance for Loan Losses	21,288	12,333	72.6%

Net Loans	1,099,002	1,148,046	(4.3%)

Premises & Equipment, Net	25,548	23,346	9.4%
Other Real Estate Owned, Net	7,549	—	100.0%
Accrued Interest Receivable, Net	6,644	7,223	(8.0%)
Goodwill	814	814	0.0%
Other Assets	26,619	22,719	17.2%

TOTAL ASSETS	$1,618,194	$1,694,496	(4.5%)

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$493,630	$487,648	1.2%
Saving, N.O.W. & Money Market Deposits	601,828	578,551	4.0%
Time Certificates of $100,000 or More	198,587	211,898	(6.3%)
Other Time Deposits	108,708	107,181	1.4%

Total Deposits	1,402,753	1,385,278	1.3%

Federal Home Loan Bank Borrowings	40,000	150,800	(73.5%)
Dividend Payable on Common Stock	1,454	2,115	(31.3%)
Accrued Interest Payable	591	829	(28.7%)
Other Liabilities	27,812	18,303	52.0%

TOTAL LIABILITIES	1,472,610	1,557,325	(5.4%)

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,692,312 and 9,615,494 shares outstanding at December 31, 2010 and 2009, respectively)	34,236	34,031	0.6%
Surplus	23,368	21,685	7.8%
Treasury Stock at Par (4,002,158 and 3,996,878 shares, respectively)	(10,005)	(9,992)	0.1%
Retained Earnings	100,214	93,154	7.6%

	147,813	138,878	6.4%

Accumulated Other Comprehensive Loss, Net of Tax	(2,229)	(1,707)	30.6%

TOTAL STOCKHOLDERS’ EQUITY	145,584	137,171	6.1%

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,618,194	$1,694,496	(4.5%)

PRESS RELEASE January 18, 2011 Page 5 of 5

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended			For the Year to Date
	12/31/10	12/31/09	Change	2010	2009	Change
INTEREST INCOME
Federal Funds Sold & Interest from Bank Deposits	$20	$3	566.7%	$28	$51	(45.1%)
United States Treasury Securities	71	72	(1.4%)	284	364	(22.0%)
Obligations of States & Political Subdivisions	1,989	1,833	8.5%	7,807	7,087	10.2%
Mortgage-Backed Securities	1,771	2,164	(18.2%)	7,728	7,546	2.4%
U.S. Government Agency Obligations	162	260	(37.7%)	769	2,057	(62.6%)
Corporate Bonds & Other Securities	79	100	(21.0%)	399	434	(8.1%)
Loans	16,746	17,332	(3.4%)	69,291	69,469	(0.3%)

Total Interest Income	20,838	21,764	(4.3%)	86,306	87,008	(0.8%)

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	789	898	(12.1%)	3,340	3,630	(8.0%)
Time Certificates of $100,000 or more	644	946	(31.9%)	2,915	3,537	(17.6%)
Other Time Deposits	424	529	(19.8%)	1,789	2,531	(29.3%)
Federal Funds Purchased & Repurchase Agreements	1	—	100.0%	3	120	(97.5%)
Borrowings	345	577	(40.2%)	1,667	2,854	(41.6%)

Total Interest Expense	2,203	2,950	(25.3%)	9,714	12,672	(23.3%)
Net-interest Income	18,635	18,814	(1.0%)	76,592	74,336	3.0%
Provision for Loan Losses	2,500	1,275	96.1%	16,945	4,275	296.4%

Net-interest Income After Provision	16,135	17,539	(8.0%)	59,647	70,061	(14.9%)

OTHER INCOME
Service Charges on Deposit Accounts	1,061	1,322	(19.7%)	4,806	5,341	(10.0%)
Other Service Charges, Commissions & Fees	974	720	35.3%	3,565	3,306	7.8%
Fiduciary Fees	216	231	(6.5%)	976	1,010	(3.4%)
Net Securities Gains	363	—	100.0%	375	—	100.0%
Other Operating Income	502	492	2.0%	1,191	1,461	(18.5%)

Total Other Income	3,116	2,765	12.7%	10,913	11,118	(1.8%)

OTHER EXPENSE
Salaries & Employee Benefits	6,836	7,375	(7.3%)	28,518	28,267	0.9%
Net Occupancy Expense	1,369	1,251	9.4%	5,399	5,088	6.1%
Equipment Expense	474	572	(17.1%)	2,050	2,291	(10.5%)
FDIC Assessments	662	515	28.5%	2,751	2,717	1.3%
OREO Expense	882	—	100.0%	882	—	100.0%
Other Operating Expense	3,574	2,847	25.5%	11,500	10,438	10.2%

Total Other Expense	13,797	12,560	9.8%	51,100	48,801	4.7%
Income Before Provision for Income Taxes	5,454	7,744	(29.6%)	19,460	32,378	(39.9%)
Provision for Income Taxes	1,446	2,591	(44.2%)	4,440	9,830	(54.8%)

NET INCOME	$4,008	$5,153	(22.2%)	$15,020	$22,548	(33.4%)

Average: Common Shares Outstanding	9,685,194	9,615,320	0.7%	9,658,534	9,602,802	0.6%
Dilutive Stock Options	4,022	19,137	(79.0%)	4,447	18,175	(75.5%)

Average Total	9,689,216	9,634,457	0.6%	9,662,981	9,620,977	0.4%
EARNINGS PER COMMON SHARE Basic	$0.41	$0.54	(24.1%)	$1.56	$2.35	(33.6%)